NEWS RELEASE

Enbridge Reports Strong First Quarter 2021 Financial Results; Reaffirms 2021 Financial Outlook

CALGARY, May 7, 2021 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported first quarter 2021 financial results, reaffirmed its 2021 financial outlook, and provided a quarterly business update.

Highlights
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•First quarter GAAP earnings of $1.9 billion or $0.94 per common share, compared with GAAP loss of $1.4 billion or $0.71 per common share in 2020
•Adjusted earnings of $1.6 billion or $0.81 per common share, compared with $1.7 billion or $0.83 per common share in 2020
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA) of $3.7 billion, compared with $3.8 billion in 2020
•Cash Provided by Operating Activities of $2.6 billion, compared with $2.8 billion in 2020
•Distributable Cash Flow (DCF) of $2.8 billion or $1.37 per common share, compared with $2.7 billion or $1.34 per common share in 2020
•Reaffirmed 2021 full year guidance range of EBITDA of $13.9 billion to $14.3 billion and DCF per share of $4.70 to $5.00
•Advancing $17 billion secured capital program with $10 billion expected to be placed into service in 2021, supporting significant cash flow growth in 2022
•Construction of the final leg of the U.S. Line 3 Replacement Project is progressing on schedule towards the targeted Q4 2021 in-service date
•Reached rate settlements in principle with customers on several Gas Transmission assets, which provide cash flow stability and an appropriate return on our investments
•Gas Distribution capital growth program advancing; on track for another 45 thousand customer additions this year
•Sanctioned 4 additional self-power projects for the Liquids system and placed the 10.5 MW Alberta Solar One facility into service, reducing pump station CO2 emissions
•Sanctioned the 448 MW Calvados offshore wind farm backed by a 20-year fixed price power purchase agreement
•Announced development of a 20 MW green hydrogen production and blending project in Quebec through Gazifere, in partnership with Evolugen
•Closed the previously announced sale of 49% of Enbridge's interests in three French offshore wind projects under construction to CPP Investments
•Completed the previously announced purchase of 6.6 million barrels of storage assets located in Cushing, further advancing our U.S. Gulf Coast strategy

CEO COMMENT

Commenting on the Company's results and outlook, Al Monaco, President and CEO of Enbridge noted the following:

"We've had a strong start to the year. Each of our four blue chip businesses were very highly utilized in the first quarter, reflecting their resilient demand-pull franchises, top-notch customers and the ongoing recovery of global economic activity.

"Throughout the pandemic, we've consistently provided North Americans with safe and reliable access to affordable energy that's absolutely critical to their daily lives. In the face of the worst disruption to economic activity and energy markets, we delivered on our 2020 financial targets set prior to the pandemic.

"Thanks to the hard work of our people, we delivered operationally again in the first quarter while managing a brutal winter storm in Texas that had wide-ranging impacts on North American energy markets.

"Our strong operational performance combined with highly contracted and utility cash flows translated into strong financial results. Distributable cash flow for the quarter is up over the first quarter of last year, which was largely unaffected by the pandemic. That's an excellent outcome and it shows how resilient our business is in the most turbulent economic conditions. Our balance sheet is in great shape and provides us with a lot of flexibility.

"We also continued to strengthen our base business and are on track to achieve the cost efficiencies we set out in our 2021 guidance, and are confident in our ability to further enhance returns through our leading edge technology and innovation labs in Calgary and Houston.

"On the regulatory front, we've reached agreements in principle on Maritimes & Northeast U.S, which was recently approved by FERC, and Alliance U.S. and East Tennessee, both of which are pending FERC approval. These filings will ensure that we earn an appropriate return on our invested capital. In Liquids, the Mainline Contracting initiative continues to have strong customer support and we're looking forward to the Canada Energy Regulator hearing, which is set to start this month.

"We're also advancing the strategic priorities we set out in the three-year plan that we discussed at Enbridge Day in December. We're making great progress on our $17 billion secured capital program, which is expected to generate about $2 billion of incremental EBITDA annually, and are on track to deliver $10 billion of that program into service this year.
"In Liquids, construction of the final leg of the Line 3 Replacement Project in Minnesota is about half complete and is progressing on schedule to be in service in the fourth quarter of 2021. In Gas Transmission, we're moving $3 billion of expansion and modernization capital forward for in-service later this year. In Renewables, the foundations on our Saint-Nazaire offshore wind project are being installed and early construction is advancing on two more utility scale French projects. Finally, our gas utility continues to grow, and is on-track to add another 45 thousand customers this year.

"Also in Liquids, we've now finished the design and engineering for the Line 5 Great Lakes Tunnel, and we're in the process of selecting a contractor to build this state-of-the-art infrastructure. This is clearly the best way to replace and modernize the existing pipelines while maintaining absolutely essential supply of crude oil and propane that Michigan, Ohio, Indiana, Ontario, Quebec and the surrounding region rely on.

"Completion of our three-year plan is expected to generate $5-6 billion of annual investment capacity, beginning in 2022, without the need for external equity. We'll remain disciplined and deploy capital towards the most valuable uses, prioritizing balance sheet strength, investment in low capital intensity growth and regulated utility or utility-like projects. Beyond that, we'll utilize our remaining investable capacity on the best opportunities including further organic growth, and, potentially, share repurchases.

"ESG leadership is essential to our strategy, and that's why we've been integrating sustainability, diversity and community engagement practices into our operations for over two decades and continue to set new goals for ourselves. Last year we set our net-zero emissions by 2050 target and enhanced diversity goals; these goals are now linked to company-wide compensation and this year we also completed our first sustainability linked loan.

"We're very excited about our zero emissions investment opportunities that will support our core businesses and help us achieve our ESG goals. This quarter, we put our first solar self-powering facility along our Liquids Mainline into service and sanctioned a second phase comprised of four projects, which will further support our emissions reduction goals. In addition, a second facility on our Texas Eastern system in Gas Transmission should start producing power in May, giving us three solar self-power facilities in operation.

"We're also building out a portfolio of capital efficient low carbon energy projects with commercial frameworks and returns that fit our low risk business model. Our Markham hydrogen blending pilot is now underway, plus we have four more renewable natural gas projects under construction in Ontario. In Quebec, we're now developing a new 20 MW green hydrogen facility with Evolugen and last week we announced a new partnership with Walker Industries and Comcor Environmental to develop renewable natural gas projects across Canada.

"Finally, as global economic activity ramps back up, we're seeing renewed interest in both crude and LNG exports off the U.S. Gulf Coast. Our solid regional footprint and premier North American integrated pipeline networks are ideally positioned to capitalize on these opportunities and we continue to advance several export pipeline and crude oil terminal opportunities.

"This year is setting up to be a pivotal one for Enbridge. We've reaffirmed our EBITDA and cash flow guidance for the year, and we're executing on our strategic priorities. This gives us great visibility to 5-7% cash flow growth through 2023, which along with a growing dividend, translates into a very attractive value proposition for shareholders."

FINANCIAL RESULTS SUMMARY
Financial results for the three months ended March 31, 2021 and 2020 are summarized in the table below:

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings/(loss) attributable to common shareholders	1,900	(1,429)
GAAP Earnings/(loss) per common share	0.94	(0.71)
Cash provided by operating activities	2,564	2,809
Adjusted EBITDA[1]	3,743	3,763
Adjusted Earnings[1]	1,634	1,668
Adjusted Earnings per common share[1]	0.81	0.83
Distributable Cash Flow[1]	2,761	2,706
Weighted average common shares outstanding	2,022	2,019
1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as Appendices to this news release.

GAAP earnings attributable to common shareholders for the first quarter of 2021 increased by $3.3 billion or $1.65 per share compared with the same period in 2020.

The period-over-period comparability of GAAP earnings attributable to common shareholders was impacted by certain unusual, infrequent factors or other non-operating factors, which are noted in the reconciliation schedule included in Appendix A of this news release. The first quarter of 2021 was not impacted by any material impairments. The impact of the mark-to-market value of derivative financial instruments used to manage foreign exchange risk resulted in a $0.3 billion gain ($0.2 billion after-tax). Conversely, GAAP earnings attributable to common shareholders for the first quarter of 2020 were negatively impacted by $1.7 billion ($1.3 billion after-tax) of impairments to the carrying value of Enbridge's equity investment in DCP Midstream LLC, as well as a $2.0 billion ($1.5 billion after-tax) non-cash, unrealized derivative fair value loss on the mark-to-market value of derivative financial instruments used to manage foreign exchange risks.

Adjusted EBITDA in the first quarter of 2021 decreased by $20 million compared with the same period in 2020 and adjusted earnings in the first quarter of 2021 decreased by $34 million, or $0.02 per share. This is a strong outcome for the quarter given results in the first quarter of 2020 were largely unaffected by the effects of the pandemic. Results in the first quarter of 2021 reflect a continued improvement in crude demand from the pandemic lows of the second quarter of 2020, but North American crude demand has not yet fully recovered to pre-pandemic levels.

The CAD to USD exchange rate has weakened approximately 6% in 2021 ($1.27) compared with 2020 ($1.35). This negatively impacts the translation of our USD denominated EBITDA, primarily in the Liquids Pipelines and Gas Transmission and Midstream businesses. Enbridge's enterprise-wide financial risk management program has largely mitigated the impact of this foreign exchange weakening through its U.S. dollar earnings hedges. Hedge settlement gains and losses are reported within the Eliminations and Other segment.

DCF for the first quarter was $2.8 billion, an increase of $55 million over the first quarter of 2020, driven largely by the net impact of the operating factors discussed below and lower maintenance capital which is expected to be largely offset by higher spending for the remainder of 2021.

These factors are discussed in detail under Distributable Cash Flow. Detailed segmented financial information and analysis can be found below under Adjusted EBITDA by Segments.

FINANCIAL POSITION

The Company has maintained its strong financial position at the end of the first quarter which provides financial flexibility to execute its secured capital program. As the Company executes on its secured capital program in 2021, it expects to remain within the target range of 4.5x to 5.0x. The balance sheet is anticipated to strengthen further in 2022, as projects placed into service in 2021 contribute incremental annualized EBITDA.

The Company issued a USD 500 million 2-year Secured Overnight Financing Rate (SOFR) based floating rate note taking advantage of historically low interest rates. This has been reported to be the first SOFR-linked floating rate note offering by a non-financial issuer in the global fixed income market. Proceeds of the note were used to refinance debt that matured in the first quarter. Debt maturities of $1.4 billion over the balance of 2021 remain manageable and provide the opportunity to refinance at favorable interest rates.

FINANCIAL OUTLOOK

The Company continues to expect full year 2021 EBITDA and DCF within the previously provided guidance range of $13.9 to $14.3 billion and $4.70 to $5.00 per share, respectively. Strong first quarter results have set Enbridge up well for 2021, and each of the Company's four core businesses are expected to experience robust utilization through the balance of the year, with normal course seasonality.

Maintenance scheduled for several oil sands upgraders and downstream refineries is now expected to be more concentrated between April and June than previously anticipated, which should result in Mainline volumes of approximately 2.6 mmbpd on average for the second quarter, with higher throughput during the remainder of the year. The Company continues to expect full year Mainline throughput to average 2.8 million barrels per day (mmbpd) on average for 2021 with heavy capacity remaining fully utilized and light volumes continuing to ramp up over the second half of the year, including the effects of additional Line 3 capacity in the fourth quarter.

The Company's full year outlook may be impacted by a number of additional factors. Contributions from Energy Services are expected to continue to be negative and a weaker U.S. dollar would impact the translation of Enbridge's U.S. dollar denominated businesses, primarily in Liquids Pipelines and Gas Transmission and Midstream. This foreign exchange impact is expected to be partially offset by the impact of the Company's enterprise-wide financial risk management program, the results of which are reported within the Eliminations and Other segment.

PROJECT EXECUTION UPDATE

The Company's secured growth capital program is now approximately $17 billion with the sanctioning of the Calvados offshore wind project in the first quarter. The capital program is well-diversified across Enbridge's four growth platforms and all projects are contractually underpinned by business models that are consistent with Enbridge's low-risk pipeline-utility model.

In 2021, approximately $10 billion of capital is expected to be placed into service, and is expected to generate significant EBITDA growth and free cash flow growth in 2022. These projects include:

•Liquids Pipelines' U.S. Line 3 Replacement Project and Southern Access Expansion;
•Gas Transmission's T-South and Spruce Ridge expansions of the B.C. Pipeline, and its 2021 Modernization Program;
•customer connections and reinforcement projects in Gas Distribution; and
•several other smaller projects in Liquids Pipelines and Gas Transmission and Midstream.
Line 3 Replacement

Construction of the U.S. portion of the Line 3 Replacement Project in Minnesota continues to advance on schedule and is more than 50% complete, utilizing industry-leading environmental protection measures and construction techniques. As planned, the majority of pipeline construction was paused on April 1st due to seasonal restrictions and is expected to resume around June 1st. Construction on the eight pump station facilities is continuing.

The Line 3 Replacement Project is a critical integrity project that will enhance the continued safe and reliable operations of Enbridge's Mainline System well into the future. The project has employed over 1,500 Indigenous workers in Canada and the U.S., and contributed over $650 million in spending within Indigenous and Tribal communities. In addition, the Company has worked closely with local health officials to put in place a comprehensive health and safety program to protect communities and our crews from COVID-19.

The project is expected to be completed and placed into service in the fourth quarter of 2021, contributing approximately $200 million of incremental EBITDA in 2021, and supporting significant free cash flow growth in 2022 and beyond.

B.C. Pipeline System Expansions

The $1.0 billion T-South Reliability and Expansion Program and $0.5 billion Spruce Ridge projects continue to advance on schedule and are expected to be fully in service by the fourth quarter of 2021.

Combined, these two projects will increase the capacity of the B.C. Pipeline System by approximately 590 MMcf/d to meet growing regional demand in B.C. and the U.S. Pacific Northwest through a combination of compressor station upgrades and the addition of two new pipeline segments.

Once in-service, the capital costs of these expansion and reliability projects will be included in rate base and will earn a rate of return consistent with the system's regulated returns.

European Offshore Wind Projects

In the first quarter, the Company commenced construction of the 448 MW Calvados Offshore Wind Project (Courseulles-sur-Mer) located off the northwest coast of France. The project is comprised of 64 wind turbines and is underpinned by a 20-year fixed price power purchase agreement granted by the French government with an expected in-service date sometime in 2024. Enbridge's 21.7% share of the total project cost of approximately €2 billion is €0.6 billion and will be primarily financed through non-recourse project finance debt.

Construction of the 480 MW Saint-Nazaire and 497 MW Fécamp Offshore Wind Projects remain on schedule for their respective planned in-service dates of the end of 2022 and 2023, respectively, with the first turbine foundation at Saint-Nazaire expected to be installed in the second quarter of 2021.

Along with the Company's three currently in-service offshore wind projects, the total gross generation capacity in operation and under construction in Europe is more than 2.4 GW, enough to power over 2 million homes with renewable energy.

The previously announced sale of 49% of Enbridge's interests in three French offshore wind projects closed during the first quarter. Enbridge's secured growth capital requirements include the impact of this transaction. Enbridge's current ownership in the three French projects under development are:

•Saint-Nazaire France Offshore Wind Project (25.5%);
•Fécamp Offshore Wind Project (17.9%); and
•Calvados Offshore Wind Project (21.7%).

OTHER BUSINESS UPDATES

Mainline Contracting

The Company concluded the written portion of its Mainline Contracting hearing before the Canada Energy Regulator (CER) with the filing of Enbridge's reply evidence on April 19th. The contract offering, which reflects two years of negotiations with shippers, will support the best shipper netbacks and secure long-term demand for Western Canadian crude oil.

The CER has scheduled oral cross-examination to begin on May 19th and has set aside five weeks of hearing time, to be followed by final oral arguments. Based on this timing, Enbridge will not receive a decision on its application in advance of the expiry of the current Competitive Toll Settlement (CTS) on June 30, 2021. Under the terms of the CTS agreement, the tolls in effect at the time of expiry are expected to continue on an interim basis, subject to finalization and refund, if any, until the Mainline contracts are in place.

Gas Transmission and Midstream Rate Cases

In the first quarter, Enbridge advanced rate cases on the Alliance U.S., Maritimes and Northeast U.S. and East Tennessee pipelines. On April 30, 2021, the Federal Energy Regulatory Commission (FERC) approved a Stipulation and Agreement filed with regards to the Maritimes & Northeast U.S. rate case. An agreement in principle has been reached on both the Alliance U.S. and East Tennessee rate cases. A stipulation and agreement has been filed in the Alliance U.S. rate case and is pending approval by the FERC and Enbridge expects to file the stipulation and agreement with the FERC for East Tennessee rate case in the second quarter of 2021.

The Company's regulatory strategy is to ensure just and reasonable returns, and timely recovery of the capital invested into these critical systems.

Line 5 - Great Lakes Tunnel Project

The Great Lakes Tunnel Project (Tunnel Project) will relocate the Line 5 pipeline into a state-of-the-art tunnel beneath the Straits of Mackinac (the Straits) and is the best way to replace and modernize the existing crossing at the Straits while maintaining an essential supply of energy on which Michigan and the surrounding region depend.

The Company received its required permits from the Michigan Department of Environment Great Lakes and Energy during the first quarter of 2021, and work on permits and approvals from the U.S. Army Corp of Engineers (USACE) and the Michigan Public Service Commission continue to progress.

During the first quarter, Enbridge continued to advance the Tunnel Project by completing the engineering and design phase. This step has proven the technical feasibility of the Tunnel Project and provided the scope of work required to commence construction. The Company is now moving forward with the selection of a world class contractor to construct the tunnel. The project is expected to require more than two million labor hours and the selected contractor will be required to work with union labor.

Cushing Storage Acquisition

During the first quarter, the Company completed the previously announced purchase of 6.6 million barrels of storage assets located in Cushing, Oklahoma for a cash purchase price of $0.2 billion. These assets support Enbridge's U.S. Gulf Coast export strategy by providing additional flexibility on the system and are connected to the Company's existing network affording the opportunity for immediate synergy realization.

Solar Self Power Program

Enbridge is continuing to progress its self power strategy which is one of our pathways to achieve net zero targets. These projects will directly reduce the Company's Scope 1 and Scope 2 emissions associated with the transportation of crude oil and natural gas while generating a return on our investment comparable to our traditional organic growth projects.

In the first quarter, the Company sanctioned 4 additional solar projects on the Mainline and Flanagan South pipelines. These solar projects are co-located at existing pump stations and are expected to provide a combined 35 MW of generation when they enter service in late 2022.

The Company currently has two existing facilities in operations, the 10.5 MW Alberta Solar One project on the Liquids Pipeline system, and the 2.3 MW Lambertville facility on the Texas Eastern system. A third facility, a 2.5 MW project at the Heidlersburg compressor station on the Texas Eastern system is expected to be in service in the second quarter of 2021.

FIRST QUARTER 2021 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders and cash provided by operating activities for the first quarter of 2021.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,039	850
Gas Transmission and Midstream	973	(1,054)
Gas Distribution and Storage	634	604
Renewable Power Generation	156	120
Energy Services	64	121
Eliminations and Other	220	(966)
EBITDA	4,086	(325)

Earnings attributable to common shareholders	1,900	(1,429)

Cash provided by operating activities	2,564	2,809

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,881	1,919
Gas Transmission and Midstream	1,007	1,097
Gas Distribution and Storage	646	609
Renewable Power Generation	154	118
Energy Services	(75)	(13)
Eliminations and Other	130	33
Adjusted EBITDA[1,3]	3,743	3,763
Maintenance capital	(109)	(204)
Interest expense[1]	(677)	(711)
Current income tax[1]	(101)	(108)
Distributions to noncontrolling interests[1]	(68)	(76)
Cash distributions in excess of equity earnings[1]	43	72
Preference share dividends	(92)	(96)
Other receipts of cash not recognized in revenue[2]	19	51
Other non-cash adjustments	3	15
DCF[3]	2,761	2,706
Weighted average common shares outstanding	2,022	2,019
1Presented net of adjusting items.
2Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
3Schedules reconciling adjusted EBITDA and DCF are available as Appendices to this news release.

First quarter 2021 DCF increased $55 million compared with the same period of 2020 primarily due to operational factors discussed below in Adjusted EBITDA by Segments as well as:

•lower maintenance capital due to timing of spend which is expected to be largely offset by higher spending for the remainder of 2021; and
•lower cash distributions in excess of equity earnings primarily due to the 50% distribution cut at DCP Midstream, LP (DCP Midstream) which impacted the distributions received by Enbridge beginning in the second quarter of 2020.

ADJUSTED EARNINGS

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1]	3,743	3,763
Depreciation and amortization	(932)	(882)
Interest expense[2]	(665)	(696)
Income taxes[2]	(399)	(451)
Noncontrolling interests[2]	(21)	30
Preference share dividends	(92)	(96)
Adjusted earnings[1]	1,634	1,668
Adjusted earnings per common share	0.81	0.83
1Schedules reconciling adjusted EBITDA and adjusted earnings are available as Appendices to this news release.
2Presented net of adjusting items.
Adjusted earnings decreased $34 million and adjusted earnings per share decreased $0.02 compared with the first quarter in 2020. The decrease in adjusted earnings was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Adjusted EBITDA by Segments below, as well as the following factors:

•higher depreciation and amortization expense primarily as a result of new assets placed into service throughout 2020 and recent Gas Transmission rate settlements; and
•the absence of a positive impact to noncontrolling interests recorded in the first quarter of 2020 as a result of tax equity adjustments on certain onshore wind farms.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from U.S. dollar denominated businesses, primarily within Liquids Pipelines and Gas Transmission and Midstream, was translated at a lower average Canadian dollar exchange rate in the first quarter of 2021 (C$1.27/US$) when compared with the corresponding 2020 period (C$1.35/US$).

A portion of U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Net of the impacts of a weaker average Canadian dollar exchange rate in the first quarter of 2021 on primarily the Liquids Pipelines and Gas Transmission and Midstream businesses, results across each of Enbridge's core businesses were strong. Both Liquids Pipelines and Gas Transmission and Midstream results, adjusted for the impact of foreign exchange rates on translation, are approximately in-line with results in the first quarter of 2020, despite the fact that the comparable period in 2020 was largely unaffected by the effects of the pandemic.

LIQUIDS PIPELINES

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Mainline System	1,131	1,107
Regional Oil Sands System	237	211
Gulf Coast and Mid-Continent System	189	244
Other[1]	324	357
Adjusted EBITDA[2]	1,881	1,919

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[3]	2,746	2,842
Regional Oil Sands System[4]	1,949	1,865
International Joint Tariff (IJT)[5]	$4.27	$4.21
1 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, Gray Oak and Feeder Pipelines & Other.
2 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.
3 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of U.S. and eastern Canada deliveries originating from Western Canada.
4 Volumes are for the Athabasca mainline, Waupisoo Pipeline, Woodland Pipeline and Wood Buffalo system and exclude laterals on the Regional Oil Sands System.
5 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 55% of total Mainline System revenue and the average effective FX rate for the Canadian portion of the Mainline during the first quarter of 2021 was C$1.24/US$ (Q1 2020: C$1.20/US$).
    The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA decreased $38 million compared with the first quarter of 2020, primarily due to:

•lower Mainline System contributions due to reduced throughput compared with the first quarter of 2020, which was largely unaffected by the impacts of COVID-19 on supply and demand for oil and related products, offset by a higher IJT Benchmark Toll, higher CTS surcharges per barrel, and a higher effective FX hedge rate (C$1.24 in 2021 vs. C$1.20 in 2020) on hedges used to manage foreign exchange risk of the USD denominated IJT;
•lower contributions from the Seaway Crude Pipeline System, Flanagan South Pipeline and the Bakken Pipeline System compared with the first quarter of 2020, which was largely unaffected by the impacts of COVID-19 on supply and demand for oil and products; and
•the negative effect of translating U.S. dollar denominated EBITDA at a lower Canadian to U.S. dollar average exchange rate, which is largely offset by realized gains in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program; partially offset by
•higher Regional Oil Sands contributions due to higher throughput on our Athabasca Mainline and Waupisoo pipelines.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
US Gas Transmission	782	864
Canadian Gas Transmission	142	138
US Midstream	43	45
Other	40	50
Adjusted EBITDA[1]	1,007	1,097
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

•
Gas Transmission and Midstream adjusted EBITDA decreased $90 million compared with the first quarter of 2020 primarily due to:

•lower contributions in US Gas Transmission due to the absence in 2021 of the recognition of revenues in 2020 that related to the settlement of interim rates collected from shippers on Texas Eastern retroactive to June 1, 2019; and
•the negative effect of translating U.S. dollar denominated EBITDA at a lower Canadian to U.S. dollar average exchange rate, which is largely offset by realized gains in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program; partially offset by
•contributions from Atlantic Bridge Phase III, which was placed into service in January of 2021.

GAS DISTRIBUTION AND STORAGE

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	604	574
Other	42	35
Adjusted EBITDA[1]	646	609

Operating Data
EGI
Volumes (billions of cubic feet)	671	638
Number of active customers (millions)[2]	3.8	3.7
Heating degree days[3]
Actual	1,807	1,727
Forecast based on normal weather[4]	1,924	1,923
1    Schedules reconciling adjusted EBITDA are available as Appendices to this news release.
2     Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3     Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4    Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution and Storage adjusted EBITDA increased $37 million compared with the first quarter of 2020 primarily due to:

•higher distribution charges resulting from increases in rates and customer base growth;
•the positive impact of colder weather in 2021 when compared to 2020 of approximately $17 million; and
•higher storage revenue, mainly related to storage optimization activities.

When compared with the normal weather forecast embedded in rates, both the first quarter of 2021 and 2020 experienced warmer weather than forecasted which unfavorably impacted results. The first quarter 2021 was negatively impacted by approximately $24 million while the first quarter of 2020 was negatively impacted by approximately $41 million.

RENEWABLE POWER GENERATION

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	154	118
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Renewable Power Generation adjusted EBITDA increased $36 million compared with the first quarter of 2020 primarily due to:

•the promote fee received associated with the closing of the sale to CPP Investments of 49% of Enbridge's interest in three French offshore wind projects under development;
•stronger wind production at certain offshore wind facilities; partially offset by
•lower wind resources at the Canadian and U.S. wind facilities, including effects of the winter storm in Texas during February 2021.

ENERGY SERVICES

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	(75)	(13)
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Energy Services adjusted EBITDA decreased $62 million compared with the first quarter of 2020 as a result of:
•significant compression of location and quality differentials in certain markets;
•fewer opportunities to achieve profitable transportation margins on facilities in which Energy Services holds capacity obligations; and
•effects of the winter storm experienced in Texas and across the U.S. during February 2021.

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries/(expenses)	106	79
Realized foreign exchange hedge settlement gains/(losses)	24	(46)
Adjusted EBITDA[1]	130	33
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. Also, as previously noted, U.S. dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this segment.

Eliminations and Other adjusted EBITDA increased $97 million compared with the first quarter of 2020 due to realized foreign exchange gains in 2021 compared with realized foreign exchange losses in 2020 as a result of a narrower spread between the average exchange rate of $1.27 for the first quarter of 2021 (Q1 2020:$1.35) and the hedge rate of $1.30 for the first quarter of 2021 (Q1 2020:$1.29).

CONFERENCE CALL

Enbridge will host a conference call and webcast on May 7, 2021 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2021 first quarter results. Analysts, members of the media and other interested parties can access the call toll free at (833) 233-4460 or within and outside North America at (647) 689-4543 using the access code of 5072874. The call will be audio webcast live at https://event.on24.com/wcc/r/3124984/F009D71DE63AAACA8A0876A0794D31C6. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay and podcast will be available soon after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (800) 585-8367 or within and outside North America at (416) 621-4624 (access code 5072874).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On May 4, 2021, the Company's Board of Directors declared the following quarterly dividends. All dividends are payable on June 1, 2021 to shareholders of record on May 14, 2021.

Dividend per share
Common Shares[1]	$0.83500
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C2	$0.15501
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19	$0.30625

1     The quarterly dividend per common share was increased 3% to $0.835 from $0.81, effective March 1, 2021.
2     The quarterly dividend per share paid on Series C was increased to $0.15501 from $0.15349 on March 1, 2021, due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy; 2021 financial guidance; the COVID-19 pandemic and the duration and impact thereof; energy intensity and emissions reduction targets; diversity and inclusion goals; the expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids, liquified natural gas and renewable energy; anticipated utilization of our existing assets, including throughput on the Mainline; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected dividend growth and payout ratio; anticipated cost savings; expected performance of the Company’s businesses; expected debt-to-EBITDA ratio; financial strength and flexibility and investment capacity; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction and for maintenance; expected in-service dates for announced projects and projects under construction; expected capital expenditures, investment capacity and capital allocation priorities; expected future growth and expansion opportunities; expected benefits of transactions, including the realization of efficiencies and synergies; expected future actions of regulators and courts; toll and rate case discussions and filings, including Mainline Contracting and the anticipated benefits thereof; Line 3 Replacement Project, including anticipated in-service date, capital costs, EBITDA and cash flow contribution and economics; and Line 5 dual pipelines, the Great Lakes Tunnel Project and related matters.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; anticipated utilization of our existing assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; anticipated reductions in operating costs; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; impact of the Company's dividend policy on its future cash flows; credit ratings; capital project funding; hedging program; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/ (loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, expected earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts, and estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, litigation, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,763 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains which are subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,039	850
Gas Transmission and Midstream	973	(1,054)
Gas Distribution and Storage	634	604
Renewable Power Generation	156	120
Energy Services	64	121
Eliminations and Other	220	(966)
EBITDA	4,086	(325)
Depreciation and amortization	(932)	(882)
Interest expense	(657)	(706)
Income tax expense	(483)	549
(Earnings)/loss attributable to noncontrolling interests	(22)	31
Preference share dividends	(92)	(96)
Earnings/(loss) attributable to common shareholders	1,900	(1,429)

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,881	1,919
Gas Transmission and Midstream	1,007	1,097
Gas Distribution and Storage	646	609
Renewable Power Generation	154	118
Energy Services	(75)	(13)
Eliminations and Other	130	33
Adjusted EBITDA	3,743	3,763
Depreciation and amortization	(932)	(882)
Interest expense	(665)	(696)
Income tax expense	(399)	(451)
(Earnings)/loss attributable to noncontrolling interests	(21)	30
Preference share dividends	(92)	(96)
Adjusted earnings	1,634	1,668
Adjusted earnings per common share	0.81	0.83

EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	4,086	(325)
Adjusting items:
Change in unrealized derivative fair value (gain)/loss - Foreign exchange	(279)	1,956
Change in unrealized derivative fair value gain - Commodity prices	(139)	(476)
Equity investment impairment	—	1,736
Equity investment asset and goodwill impairment	—	324
Net inventory adjustment - Energy Services	—	342
Texas Eastern re-establishment of EDIT regulated liability	—	159
Other	75	47
Total adjusting items	(343)	4,088
Adjusted EBITDA	3,743	3,763
Depreciation and amortization	(932)	(882)
Interest expense	(657)	(706)
Income tax (expense)/recovery	(483)	549
(Earnings)/loss attributable to noncontrolling interests	(22)	31
Preference share dividends	(92)	(96)
Adjusting items in respect of:
Interest (expense)/recovery	(8)	10
Income tax (expense)/recovery	84	(1,000)
(Earnings)/loss attributable to noncontrolling interests	1	(1)
Adjusted earnings	1,634	1,668
Adjusted earnings per common share	0.81	0.83

APPENDIX B NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,881	1,919
Change in unrealized derivative fair value gain/(loss)	161	(1,066)
Other	(3)	(3)
Total adjustments	158	(1,069)
EBITDA	2,039	850

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,007	1,097
Equity investment impairment	—	(1,736)
Equity investment asset and goodwill impairment	—	(324)
Texas Eastern re-establishment of EDIT regulated liability	—	(159)
Equity earnings adjustment - DCP Midstream, LLC	(19)	53
Other	(15)	15
Total adjustments	(34)	(2,151)
EBITDA	973	(1,054)

GAS DISTRIBUTION AND STORAGE

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	646	609
Change in unrealized derivative fair value gain	2	6
Employee severance, transition and transformation costs	(14)	(7)
Other	—	(4)
Total adjustments	(12)	(5)
EBITDA	634	604

RENEWABLE POWER GENERATION

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	154	118
Change in unrealized derivative fair value gain	2	2
Total adjustments	2	2
EBITDA	156	120

ENERGY SERVICES

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(75)	(13)
Change in unrealized derivative fair value gain	139	476
Net inventory adjustment	—	(342)
Total adjustments	139	134
EBITDA	64	121

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	130	33
Change in unrealized derivative fair value gain/(loss)	114	(898)
Change in corporate guarantee obligation	—	(74)
Investment write-down loss	—	(43)
Employee severance, transition and transformation costs	(19)	(4)
Other	(5)	20
Total adjustments	90	(999)
EBITDA	220	(966)

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended March 31,
	2021	2020
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	2,564	2,809
Adjusted for changes in operating assets and liabilities[1]	418	(194)
	2,982	2,615
Distributions to noncontrolling interests[4]	(68)	(76)
Preference share dividends	(92)	(96)
Maintenance capital expenditures[2]	(109)	(204)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	19	51
Employee severance, transition and transformation costs	35	11
Distributions from equity investments in excess of cumulative earnings[4]	61	77
Other items	(67)	328
DCF	2,761	2,706
1     Changes in operating assets and liabilities, net of recoveries.
2    Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
3 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
4    Presented net of adjusting items.